Exhibit 10.2

GUARANTY

GUARANTY, dated as of Dechember 14, 2023 (this “Guaranty”), made by STARWOOD CREDIT REAL ESTATE INCOME TRUST, a Maryland statutory trust (the “Guarantor”), for the benefit of CITIBANK, N.A., a national banking association (“Purchaser”). Capitalized terms used herein that are not otherwise defined herein shall have the meanings set forth in the Repurchase Agreement (defined below).

W I T N E S E T H :

WHEREAS, among SCREDIT Mortgage Funding Sub-1, LLC, a Delaware limited liability company (“Sub-1”), SCREDIT Mortgage Funding Sub-1-T, LLC (“Sub-1-T”; and together with Sub-1, each a “Seller” and collectively, “Sellers”) and Purchaser are parties to that certain Master Repurchase Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”);

WHEREAS, Guarantor indirectly owns one hundred percent (100%) of the Capital Stock of each Seller and Guarantor will derive benefits, directly and indirectly, from the execution, delivery and performance by each Seller of the Transaction Documents (as defined in the Repurchase Agreement), and the transactions contemplated by the Repurchase Agreement and the other Transaction Documents; and

WHEREAS, it is a condition precedent to the Repurchase Agreement and the consummation of the Transactions thereunder that Guarantor execute and deliver this Guaranty for the benefit of Purchaser.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantor does hereby agree as follows:

ARTICLE I.

DEFINED TERMS

(a) Unless otherwise defined herein, terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

(b) The following terms shall have the meanings set forth below:

“Capital Stock” shall mean, with respect to any Person, (i) any share, interest, participation and other equivalent (however denominated) of capital stock of (or other ownership, equity or profit interests in) such Person, (ii) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (iii) any security convertible into or exchangeable for any of the foregoing, and (iv) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date.

“Cash and Cash Equivalents” shall mean for any Person and its consolidated Subsidiaries, the sum, without duplication and determined on a combined basis, in the aggregate, of all unrestricted assets classified as cash and cash equivalents in accordance with GAAP including, but not limited to (a) cash including currency on hand or immediately available federal funds, including such funds delivered by wire transfer, (b) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, (c) securities free and clear of all liens and scheduled to mature within 90 days and issued or fully guaranteed or insured by the United States Government or any agency thereof, (d) money market deposit accounts issued or offered by any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, and (e) certificates of deposit with Purchaser or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (b) above, is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000.

“Cash Liquidity” shall mean, for any Person and its consolidated Subsidiaries, on any date, the sum of (i) Cash and Cash Equivalents held by such Person and its consolidated Subsidiaries (ii) the amount of Undrawn Borrowing Capacity of such Person, (iii) the fair market value of the unrestricted CMBS and CLO Securities of such Person which are rated at least AAA- by Standard & Poor or Aaa3 by Moody’s on a long-term basis, calculated in accordance with GAAP as of such date and (iv) the aggregate SCG Capital Commitment as of such date.

“Convertible Debt Securities” shall mean any debt securities of Guarantor, the terms of which provide for conversion into Capital Stock, cash by reference to such Capital Stock, or a combination thereof.

“Indebtedness” shall mean, for any Person, without duplication (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person) upon which interest charges are customarily paid and reflected as debt on the Guarantor’s Consolidated Balance Sheet in accordance with GAAP other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered. Notwithstanding the foregoing, with respect to any Person, Non-Recourse Indebtedness owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or other similar securitization under the laws of the United States of America shall not be considered Indebtedness for such Person.

“Leverage Ratio” shall mean as of any date of determination, the ratio of (i) Total Indebtedness to (ii) Total Assets.

“Net Worth” shall mean with respect to Guarantor and its consolidated Subsidiaries, as of any date of determination, the sum of (I) all amounts which would be included under capital or shareholders’ equity (or any like caption) on a consolidated balance sheet of the Guarantor pursuant to GAAP, plus (a) the aggregate amount of accumulated depreciation and amortization related to properties, excluding (b) the aggregate amount of non-credit related valuation adjustments reflecting (i) valuation declines below par and (ii) valuation increases above par in the fair market valuations of debt assets (including loans and securities) and liabilities, and minus (c) the amount by which (i) the principal balance of any mortgage loan or mezzanine loan held by such Person or its Subsidiaries exceeds (ii) the market value of the collateral securing such loan, as determined by Guarantor in its sole good faith discretion, all on or as of such date, determined, in each case, on a consolidated basis without duplication and (II) the aggregate SCG Capital Commitment as of such date.

“Non-Recourse Indebtedness” shall mean, with respect to any Person and any date, Indebtedness of such Person for borrowed money in respect of which recourse for payment is contractually limited to specific assets encumbered by a Lien securing such Indebtedness (except for customary non-recourse exceptions for fraud, misapplication of funds, environmental indemnities, insolvency events, non-approved transfers or other “bad act” events, cost overruns, completion or carry costs).

“Recourse Indebtedness” shall mean, with respect to any Person and any date, all Indebtedness except for Non-Recourse Indebtedness.

“Restricted Cash” shall mean for any Person, any amount of cash of such Person that is either encumbered with a prior lien or claim or is contractually required to be set aside, segregated or otherwise reserved.

“SCG” shall mean Starwood Real Estate Income Holdings, L.P., a Delaware limited partnership (“Starwood Real Estate Income Holdings”) or any Affiliate of Starwood Real Estate Income Holdings and any of their respective predecessor entities.

“SCG Capital Commitment” shall mean, as of any date of determination, the amount of the uncalled capital commitment of SCG for which Guarantor has a right to call capital from SCG pursuant to the SCG Subscription Agreement.

“SCG Subscription Agreement” shall mean that certain Subscription Agreement, dated as of November 13, 2023, from Starwood Real Estate Income Holdings to Guarantor, pursuant to which Starwood Real Estate Income Holdings has committed to purchase Class E common shares of beneficial interests of Guarantor, as same may be amended, modified and/or restated from time to time.

“Total Assets” shall mean, with respect to any Person on any date, (i) an amount equal to the aggregate book value of all assets owned by such Person and its Subsidiaries on a consolidated basis and the proportionate share of assets owned by non-consolidated Subsidiaries of such Person, plus (ii) the aggregate amount of accumulated depreciation and amortization related to properties, less (iii) the amount by which (A) the principal balance of any mortgage loan or mezzanine loan held by such Person or its Subsidiaries exceeds (B) the market value of the collateral securing such loan, as determined by Guarantor in its sole good faith discretion, and excluding (iv) the aggregate amount of non-credit related valuation adjustments reflecting (A) valuation declines below par and (B) valuation increases above par in the fair market valuations of debt assets (including loans and securities) and liabilities, all on or as of such date, and determined in each case, on a consolidated basis without duplication, in accordance with GAAP.

“Total Indebtedness” shall mean, with respect to any Person and its Subsidiaries on a consolidated basis, as of any date of determination, the aggregate Indebtedness of such Person plus the proportionate share of all Indebtedness of all non-consolidated Subsidiaries of such Person as of such date (in each case, excluding Non-Recourse Indebtedness).

“Undrawn Borrowing Capacity” shall mean, with respect to any Person as of any date, the total undrawn borrowing capacity available to such Person and its direct or indirect Subsidiaries under any repurchase and credit facilities and similar agreements to which they are a party, but (i) with respect to any such repurchase or credit facility or similar agreement that is a secured facility, solely to the extent that collateral has been approved by and pledged to the related buyer or lender under such facility, and (ii) with respect to any such credit facility or similar agreement that is an unsecured facility, solely to the extent that such undrawn borrowing capacity is committed by the related lender.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.

ARTICLE II.

NATURE AND SCOPE OF GUARANTY

(a) Guaranty of Obligations. Subject to the terms hereof, Guarantor hereby irrevocably and unconditionally guarantees to Purchaser and its successors, indorsees, transferees and assigns, as a primary obligor, the prompt and complete payment and performance by any Seller of the Guaranteed Obligations as and when the same shall be due and payable (whether at the stated maturity, by acceleration or otherwise); provided however that Guarantor’s total aggregate liability under this Article II(a) shall not exceed an amount equal to the product of (x) 25.0% multiplied by (y) the aggregate Repurchase Price for all Purchased Assets at any time (the “Liability Cap”); and

(b) Liability Cap Full Recourse Carve out. The Liability Cap shall not apply in the event that any of the following events or circumstances shall occur by or on behalf of any Seller and/or Guarantor and payments made in connection with any of the following events or circumstances shall not accrue toward the Liability Cap:

(i) (A) the filing by any Seller and/or Guarantor of any voluntary petition under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or (B) the commencing, or authorizing the commencement by any Seller and/or Guarantor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors;

(ii) the filing by any Seller and/or Guarantor of an answer consenting to, or any Seller and/or Guarantor otherwise acquiescing in, or joining in, or otherwise failing to timely contest, or an order of relief if entered with respect to, any involuntary petition or case or proceeding against any such Person under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors;

(iii) the solicitation by any Seller and/or Guarantor or any Seller and/or Guarantor otherwise colluding with petitioning creditors for any involuntary petition, case or proceeding against any Seller and/or Guarantor under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors;

(iv) any Seller and/or Guarantor seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for any Seller and/or Guarantor or any substantial part of the property of any Seller and/or Guarantor; or

(v) the making by any Seller and/or Guarantor of a general assignment for the benefit of creditors of any Seller and/or Guarantor.

(c) Liability Cap Carve out for Losses. In addition to the foregoing and notwithstanding the Liability Cap, Guarantor shall be liable for any and all actual losses and damages incurred or suffered by Purchaser to the extent resulting from:

(1) any gross negligence, illegal acts, fraud or willful misconduct on the part of any Seller, Guarantor or Servicer (to the extent Servicer is an Affiliate of any Seller or Guarantor) or any officer, director, partner, member, employee, agent or representative of any Seller, Guarantor or Servicer (to the extent Servicer is an Affiliate of any Seller or Guarantor) with respect to any Transaction, the Repurchase Agreement or other Transaction Documents;

(2) any fraud or intentional misstatement in any certificate, report, notice, financial statement, representation, warranty or other instrument or document furnished to Purchaser by any Seller, Guarantor or any Affiliate of any of the foregoing on the Closing Date or during the term of the Repurchase Agreement;

(3) any misapplication, misappropriation or conversion by any Seller, Guarantor or Servicer (to the extent Servicer is an Affiliate of any Seller or Guarantor) or any Affiliate of any of the foregoing of any Income required to be deposited in the Collection Account pursuant to Article 5 of the Repurchase Agreement;

(4) any failure by any Seller to comply with Article 12 of the Repurchase Agreement, which failure results in a substantive consolidation; or

(5) any claim by any Seller or any Affiliate of any Seller that the Transactions should be characterized as secured financings rather than as sales to Purchaser of the Purchased Assets; provided that, this clause (5) shall not be construed to limit the ability of any Seller, Guarantor or any Affiliate of any of the foregoing to raise any good faith claim or defense relating to the occurrence or continuance of any Default or Event of Default under the Repurchase Agreement or any other Transaction Document.

For the avoidance of doubt, the failure of any Seller to satisfy its obligations under the Repurchase Agreement or any other Transaction Documents shall not cause Guarantor to be in default hereunder provided Guarantor has satisfied its obligations under this Guaranty.

(d) Nature of Guaranty. This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor. This Guaranty may be enforced by Purchaser and any successor, indorsee, transferee or assignee under the Repurchase Agreement and shall not be discharged by the assignment or negotiation of all or part thereof.

(e) Satisfaction of Guaranteed Obligations. Guarantor shall satisfy its obligations hereunder without demand, presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity or any other notice whatsoever. The obligations of Guarantor hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of any Seller, or any other party, against Purchaser or against the payment of the Guaranteed Obligations, other than the payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with such Guaranteed Obligations or otherwise.

(f) No Duty to Pursue Others. It shall not be necessary for Purchaser (and Guarantor hereby waives any rights which Guarantor may have to require Purchaser), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against any Seller or others liable on the Guaranteed Obligations or any other person, (ii) enforce or exhaust Purchaser’s rights against any collateral which shall ever have been given to secure the Guaranteed Obligations, (iii) join any Seller or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty or (iv) resort to any other means of obtaining payment of the Guaranteed Obligations. Purchaser shall not be required to mitigate damages or take any other action to collect or enforce the Guaranteed Obligations.

(g) Waivers. Guarantor agrees to the provisions of the Transaction Documents, and hereby waives notice of (i) any loans or advances made by Purchaser to any Seller or any purchases of Purchased Assets made by Purchaser from any Seller, (ii) acceptance of this Guaranty, (iii) any amendment or extension of the Repurchase Agreement or of any other Transaction Documents, (iv) the execution and delivery by any Seller and Purchaser of any other agreement or of any Seller’s execution and delivery of any other documents arising under the Transaction Documents or in connection with the Guaranteed Obligations, (v) the occurrence of any breach by any Seller or an Event of Default under the Transaction Documents, (vi) Purchaser’s transfer or disposition of the Transaction Documents, or any part thereof, (vii) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (viii) protest, proof of non-payment or default by any Seller, (ix) any other action at any time taken or omitted by Purchaser and (x) except to the extent required by the terms hereof or any of the other Transaction Documents, all other demands and notices of every kind in connection with this Guaranty, the Transaction Documents and any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations.

(h) Payment of Expenses. In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, within five (5) Business Days after demand by Purchaser, pay Purchaser all actual and reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by Purchaser in the enforcement hereof or the preservation of Purchaser’s rights hereunder. The covenant contained in this Article II(h) shall survive the payment and performance of the Guaranteed Obligations.

(i) Effect of Bankruptcy. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, Purchaser must rescind or restore any payment, or any part thereof, received by Purchaser in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Purchaser shall be without effect, and this Guaranty shall remain in full force and effect. It is the intention of each Seller and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by each Seller’s or Guarantor’s payment and performance of the Guaranteed Obligations which is not so rescinded or Guarantor’s performance of such obligations and then only to the extent of such performance.

(j) Deferral of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby unconditionally and irrevocably defers any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating Guarantor to the rights of Purchaser), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from any Seller or any other party liable for payment of any or all of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty until payment in full of the Guaranteed Obligations and termination of the Repurchase Agreement. Guarantor hereby subordinates all of its subrogation rights against any Seller arising from payments made under this Guaranty to the full payment of the Guaranteed Obligations due Purchaser for a period of ninety-one (91) days following the final payment of the last of all of the Guaranteed Obligations and termination of the Repurchase Agreement. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by Guarantor in trust for Purchaser, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Purchaser in the exact form received by Guarantor (duly indorsed by Guarantor to Purchaser, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as Purchaser may determine.

(k) Seller. The term “Seller” as used herein shall include any new or successor corporation, association, partnership (general or limited), joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of any Seller or any interest in any Seller.

ARTICLE III.

EVENTS AND CIRCUMSTANCES NOT REDUCING

OR DISCHARGING GUARANTOR’S OBLIGATIONS

Guarantor hereby consents and agrees to each of the following, and agrees that Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, except to the extent required by the terms hereof, and waives any common law, equitable, statutory or other rights (including without limitation, except to the extent required by the terms hereof, rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:

(a) Modifications. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Repurchase Agreement, the other Transaction Documents (other than this Guaranty), or any other document, instrument, contract or understanding between any Seller and Purchaser, or any other parties, pertaining to the Guaranteed Obligations.

(b) Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Purchaser to any Seller.

(c) Condition of any Seller or Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any Seller, Guarantor or any other party at any time liable for the payment of all or part of the Guaranteed Obligations or any dissolution of any Seller or Guarantor, or any sale, lease or transfer of any or all of the assets of any Seller or Guarantor, or any changes in the shareholders, partners or members of any Seller or Guarantor; or any reorganization of any Seller or Guarantor.

(d) Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability against any Seller of all or any part of the Repurchase Agreement or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including without limitation the fact that (i) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (ii) the officers or representatives executing the Repurchase Agreement or the other Transaction Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (iii) such Seller has valid defenses (other than payment of the Guaranteed Obligations), claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from such Seller, (iv) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable or (v) the Repurchase Agreement, or any of the other Transaction Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether any Seller is found not liable on the Guaranteed Obligations or any part thereof for any reason.

(e) Release of Obligors. Any full or partial release of the liability of any Seller on the Guaranteed Obligations, or any part thereof, or of any co-guarantors, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other party, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement, as between Purchaser and Guarantor, that other parties will be liable to pay or perform the Guaranteed Obligations, or that Purchaser will look to other parties to pay or perform the obligations of any Seller under the Repurchase Agreement or the other Transaction Documents.

(f) Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.

(g) Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) by any party other than Purchaser of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.

(h) Care and Diligence. Except to the extent the same shall result from the gross negligence, willful misconduct, illegal acts or fraud of Purchaser, the failure of Purchaser or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security, including but not limited to any neglect, delay, omission, failure or refusal of Purchaser (i) to take or prosecute any action for the collection of any of the Guaranteed Obligations or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.

(i) Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Guaranteed Obligations.

(j) Offset. The liabilities and obligations of Guarantor to Purchaser hereunder shall not be reduced, discharged or released because of or by reason of any existing or future right of offset, claim or defense (other than payment of the Guaranteed Obligations) of any Seller against Purchaser, or any other party, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations).

(k) Merger. The reorganization, merger or consolidation of any Seller into or with any other corporation or entity.

(l) Preference. Any payment by any Seller to Purchaser is held to constitute a preference under bankruptcy laws, or for any reason Purchaser is required to refund such payment or pay such amount to such Seller or someone else.

(m) Other Actions Taken or Omitted. Except to the extent the same shall result from the gross negligence, willful misconduct, illegal acts or fraud of Purchaser, any other action taken or omitted to be taken with respect to the Transaction Documents, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

To induce Purchaser to enter into the Transaction Documents, Guarantor represents and warrants to Purchaser as follows:

(a) Benefit. Guarantor has received, or will receive, indirect benefit from the execution, delivery and performance by Sellers of the Transaction Documents, and the transactions contemplated therein.

(b) Familiarity and Reliance. Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of each Seller and is familiar with the value of any and all collateral intended to be created as security for the payment of the Guaranteed Obligations; however, as between Purchaser and Guarantor, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.

(c) No Representation By Purchaser. Neither Purchaser nor any other party on Purchaser’s behalf has made any representation, warranty or statement to Guarantor in order to induce Guarantor to execute this Guaranty.

(d) Guarantor’s Financial Condition. As of the date hereof, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor is, and will be, solvent, and has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities fairly estimated) and debts, and has and will have property and assets sufficient to satisfy and repay its obligations and liabilities, as and when the same become due.

(e) Authority and Legality. The execution, delivery and performance by Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder has been duly authorized by proper action and do not, and will not, contravene or conflict with any law, statute or regulation whatsoever to which Guarantor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any material indenture, mortgage, deed of trust, charge, lien, or any material contract, agreement or other instrument to which Guarantor is a party or which may be applicable to Guarantor. This Guaranty is a legal and binding obligation of Guarantor and is enforceable against Guarantor in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and subject, as to enforceability, to general principals of equity, regardless whether enforcement is sought in a proceeding in equity or at law.

(f) Organization. Guarantor has been duly organized or formed and is validly existing and in good standing under the laws of the jurisdiction in which it is organized. Guarantor is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations except where the failure to do same would not reasonably be expected to have a material adverse effect thereon. Guarantor has all requisite entity power and authority to own its properties, to transact the businesses in which it is now engaged and to enter into and perform this Guaranty. Guarantor possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, except where the failure to do same would not reasonably be expected to have a material adverse effect thereon.

(g) Litigation. There are no legal proceedings pending, or to the actual knowledge of Guarantor, threatened, before any court of governmental agency which would materially and adversely affect Guarantor’s financial condition, operations or any licenses or its ability to perform under this Guaranty.

(h) Survival. All representations and warranties made by Guarantor herein shall survive until payment in full of the Guaranteed Obligations and termination of the Repurchase Agreement.

ARTICLE V.

COVENANTS OF GUARANTOR

Guarantor covenants and agrees with Purchaser that, until payment in full of all Guaranteed Obligations and termination of the Repurchase Agreement:

(a) Financial Statements, Reports, etc. Guarantor shall deliver (or cause to be delivered) to Purchaser all financial information and certificates with respect to Guarantor that are required to be delivered pursuant to Article 11(b) of the Repurchase Agreement.

(b) Defaults; Litigation and Judgments. Guarantor shall promptly, and in any event (i) within two (2) Business Days after knowledge thereof, notify Purchaser of any event of default (beyond all applicable grace and notice periods) on the part of Guarantor under any Indebtedness or other material contractual obligations, (ii) within five (5) Business Days after knowledge thereof, notify Purchaser of the commencement, or threat in writing of, any action, suit, proceeding, investigation or arbitration involving Guarantor or any of its Affiliates or assets or (iii) within two (2) Business Days after knowledge thereof, notify Purchaser of any judgment in any action, suit, proceeding, investigation or arbitration involving Guarantor or any of its Affiliates or assets, which in any of the foregoing cases (A) relates to any Purchased Asset, (B) questions or challenges the validity or enforceability of any Transaction or Transaction Document, (C) makes a claim or claims against Guarantor in an aggregate amount in excess of $25,000,000 or (D) that, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect.

(c) Preservation of Existence; Compliance with Law. Guarantor shall, at all times (i) comply with all material contractual obligations, (ii) comply in all material respects with all laws, ordinances, rules, regulations and orders (including, without limitation, environmental laws) of any Governmental Authority or any other federal, state, municipal or other public authority having jurisdiction over it or its assets and (iii) maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business.

(d) Books and Record. Guarantor shall, at all times keep proper books and records in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(e) Jurisdiction of Organization. Guarantor shall not change its jurisdiction of organization unless it shall have provided Purchaser ten (10) days’ prior written notice of such change.

(f) Taxes and Other Charges. Guarantor shall timely file all federal, state and local income, franchise and other material tax returns required to be filed by it and shall timely pay and discharge all taxes, levies, assessments, liens and other charges imposed on it, on its income or profits or on any of its property prior to the date on which penalties attach thereto, except (i) for any such tax, levy, assessment, liens or other charge which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(g) Due Diligence. Guarantor shall permit Purchaser to conduct continuing due diligence in accordance with Article 26 of the Repurchase Agreement.

(h) Prohibition of Fundamental Changes. Guarantor shall not, without the prior consent of Purchaser, permit a Change of Control to occur.

(i) Notices. Guarantor shall give notice to Purchaser promptly upon Guarantor’s receipt of notice or obtaining actual knowledge of the occurrence of any material Default or Event of Default.

(j) Limitation on Distributions. After the occurrence and during the continuation of any Event of Default or monetary default under the Repurchase Agreement, Guarantor shall not declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor; provided, however, that notwithstanding anything in this paragraph (j) to the contrary, Guarantor shall be permitted to declare and/or pay any dividends and distributions to its shareholders or equity owners in the minimum amount necessary to enable Starwood Credit Real Estate Income Trust to (x) maintain its status as a real estate investment trust (as defined under Section 856 of the Internal Revenue Code) for U.S. federal and state income tax purposes and (y) avoid the payment of federal or state income or excise tax.

(k) Voluntary or Collusive Filing. Guarantor shall not voluntarily file a case, or join or collude with any Person in the filing of an involuntary case, in respect of any Seller under the Bankruptcy Code.

(l) Financial Covenants. Guarantor (on a consolidated basis, but adjusted to remove the impact of consolidating any variable interest entities under the requirements of Account Standards Codification (“ASC”) Section 810 and/or transfers of financial assets accounted for as secured borrowings under ASC 860, as both ASC sections are amended, modified or supplemented from time to time) shall satisfy the following financial covenants, as tested at the end of each fiscal quarter on a consolidated basis in accordance with GAAP consistently applied:

(i) Minimum Cash Liquidity. Guarantor shall at all times maintain Cash Liquidity of not less than (i) Ten Million Dollars ($10,000,000) until the date that Guarantor and its Subsidiaries have entered into repurchase facilities in an aggregate maximum facility amount of $500,000,000 or more and (ii) thereafter, Twenty Million Dollars ($20,000,000).

(ii) Minimum Net Worth. Guarantor’s Net Worth as of the end of any fiscal quarter shall not be less than (i) $116,000,000 plus (ii) 75% of the net cash proceeds (net of underwriting discounts and commissions, and other out-of-pocket expenses incurred by Guarantor in connection with such issuance or sale) received by Guarantor from issuances or sales of its Capital Stock (other than Capital Stock constituting Convertible Debt Securities and other than Capital Stock issued or sold pursuant to the SCG Capital Commitment) occurring after the date hereof, minus (iii) the aggregate amount of Capital Stock that has been repurchased by Guarantor from its shareholders as of such date.

(iii) Leverage Ratio. Guarantor’s Leverage Ratio as of the end of any fiscal quarter shall not be greater than 0.80 to 1.0.

ARTICLE VI.

SET-OFF

In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, Guarantor hereby grants to Purchaser and its Affiliates a right of set-off, without notice to Guarantor, any sum or obligation (whether or not arising under this Guaranty, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Guarantor to Purchaser or any Affiliate of Purchaser against (i) any sum or obligation (whether or not arising under this Guaranty, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Purchaser or its Affiliates to Guarantor, (ii) any and all deposits (general or specified), monies, credits, securities, collateral or other property of Guarantor and the proceeds therefrom, now or hereafter held or received for the account of Guarantor (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by Purchaser or its Affiliates or any entity under the control of Purchaser or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Purchaser, wherever located).

Purchaser and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Guarantor, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Purchaser or its Affiliates by Guarantor under the Transaction Documents, irrespective of whether Purchaser or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. If a sum or obligation is unascertained, Purchaser may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Article VI shall be effective to create a charge or other security interest. This Article VI shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

ARTICLE VII.

MISCELLANEOUS

(a) Waiver. No failure to exercise, and no delay in exercising, on the part of Purchaser, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Purchaser hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing signed by the Purchaser and Guarantor and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand (except to the extent such a notice or demand is required by the terms hereof).

(b) Notices. Unless otherwise provided in this Guaranty, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (i) hand delivery, with proof of delivery, (ii) certified or registered United States mail, postage prepaid, (iii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, (iv) by fax (with answerback acknowledged), provided that such fax notice must also be delivered by one of the means set forth in (i), (ii) or (iii) above, or (v) by electronic mail, provided that such electronic mail notice must also be delivered by one of the means set forth in (i), (ii) or (iii) above; in the case of notice to the Purchaser, to the address specified in Exhibit I to the Repurchase Agreement and, in the case of notice to Guarantor, to the address specified below, or to such other address and person as shall be designated from time to time by Guarantor or Purchaser, as the case may be, in a written notice to the other in the manner provided for in this paragraph. A notice shall be deemed to have been given: (v) in the case of hand delivery, at the time of delivery, (w) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (x) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, (y) in the case of fax, upon receipt of answerback confirmation, provided that such fax notice was also delivered as required in this paragraph or (z) in the case of electronic mail, upon receipt of a verbal or electronic communication confirming receipt thereof, provided that such electronic mail notice was also delivered as required in this paragraph. A party receiving a notice that does not comply with the technical requirements for notice under this paragraph may elect to waive any deficiencies and treat the notice as having been properly given.

Guarantor:	Starwood Credit Real Estate Income Trust
2340 Collins Avenue
Miami Beach, Florida 33139
Attention: SCREDIT Counsel
Email: SCREDITWarehouseNotices@starwood.com

with a copy to:	Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention: Robert L. Boyd, Esq.
Email: rboyd@sidley.com

(c) GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-140 1 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(d) SUBMISSION TO JURISDICTION; WAIVERS.

(i) Each of Guarantor and Purchaser irrevocably and unconditionally (A) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty, the Repurchase Agreement or any Transaction under the Repurchase Agreement and (B) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile. Guarantor hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii) To the extent that Guarantor and/or Purchaser has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, each of Guarantor and Purchaser hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty, the Repurchase Agreement or any Transaction under the Repurchase Agreement.

(iii) Guarantor consents to the service of any summons and complaint and any other process by the mailing of copies of such process to it at its address specified herein. Purchaser consents to the service of any summons and complaint and any other process by the mailing of copies of such process to it at its address specified in the Repurchase Agreement. Nothing in this Article VII(d) shall affect the right of Guarantor or Purchaser to serve legal process in any other manner permitted by law.

(iv) EACH OF GUARANTOR AND PURCHASER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

(v) GUARANTOR HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER FROM ANY INDEMNIFIED PARTY ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION.

(e) Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

(f) Amendments. This Guaranty may be amended only by an instrument in writing executed by Guarantor and Purchaser.

(g) Parties Bound; Assignment; Joint and Several. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that no Guarantor may, without the prior written consent of Purchaser, assign any of its rights, powers, duties or obligations hereunder. If Guarantor consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

(h) Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation or construction of this Guaranty.

(i) Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

(j) Rights and Remedies. If Guarantor becomes liable for any indebtedness owing by any Seller to Purchaser, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Purchaser hereunder shall be cumulative of any and all other rights that Purchaser may ever have against Guarantor. The exercise by Purchaser of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

(k) Entirety. This Guaranty embodies the final, entire agreement of Guarantor and Purchaser with respect to Guarantor’s guaranty of the Guaranteed Obligations and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof. This Guaranty is intended by Guarantor and Purchaser as a final and complete expression of the terms of the guaranty, and no course of dealing between Guarantor and Purchaser, no course of performance, no trade practices, and no evidence of prior, contemporaneous or subsequent oral agreements or discussions or other extrinsic evidence of any nature shall be used to contradict, vary, supplement or modify any term of this Guaranty. There are no oral agreements between Guarantor and Purchaser relating to the subject matter hereof.

(l) Intent. Guarantor intends (i) that this Guaranty constitute a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code, (ii) that any damages under this Guaranty in any proceeding under the Bankruptcy Code shall be measured in accordance with Section 562 of the Bankruptcy Code and (iii) that this Guaranty constitutes a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code.

(m) Facilities with Other Lenders. To the extent that any Guarantor is obligated under any other repurchase agreement, loan agreement, warehouse facility, guaranty or similar credit facility involving the financing of commercial real estate loan assets which are similar to the Purchased Assets (but specifically excluding any “wet funding” or “bridge” financing facility that allows for the pledges of assets with a maximum financing term for each such pledged asset of one (1) year or less) (each, a “Similar Guaranty”), whether now in effect or in effect at any time during the term of this Guaranty, to comply with (x) any financial covenant that is comparable to any of the financial covenants set forth in this Guaranty or in any other Transaction Document or (y) any cross-default provision that is comparable to the cross-default provision set forth in Article 13(a)(viii) of the Repurchase Agreement with respect to Guarantor (each of clause (x) and (y), a “Similar Covenant”), and such Similar Covenant is more restrictive to such Guarantor or otherwise more favorable to the related lender or buyer thereunder than any financial covenant set forth in this Guaranty or in any other Transaction Document or the cross-default provision set forth in Article 13(a)(viii) of the Repurchase Agreement, as applicable, or is in addition to any financial covenant set forth in this Guaranty or in any other Transaction Document or the cross-default provision set forth in Article 13(a)(viii) of the Repurchase Agreement, as applicable, then such Similar Covenant shall, with no further action required on the part of any Guarantor or Purchaser, automatically become a part of in this Guaranty or in any other Transaction Document and be incorporated herein and/or therein, and each Guarantor hereby covenants to maintain compliance with such Similar Covenant at all times throughout the remaining term of this Guaranty. In connection herewith, each Guarantor agrees to promptly notify Purchaser of the execution of any Similar Guaranty or other document that would cause the provisions of this Article VII(m) to become effective. Each Guarantor further agrees to execute and deliver any new guaranties, agreements or amendments to this Guaranty or any other Transaction Document necessary to evidence all such new or modified provisions, provided that the execution of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the parties hereto and thereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned executed this Guaranty as of the day first written above.

STARWOOD CREDIT REAL ESTATE INCOME TRUST, as Guarantor

By:	/s/ Marc Fox
Name: Marc Fox
Title: Chief Financial Officer

[Signature Page to Guaranty]

ACCEPTED AND AGREED BY:

CITIBANK, N.A., as Purchaser

By:	/s/ Lindsay DeChiaro
Name: Lindsay DeChiaro
Title: Authorized Signatory

[Signature Page to Guaranty]